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                                 SCHEDULE 14A
                                (Rule 14A-101)

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only as permitted by
     Rule 14a-6(e)(2)

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12


                             QUALITY DINING, INC.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.
(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[_]   Fee paid previously with preliminary materials:

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[_]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)   Amount Previously Paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3)   Filing Party:

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(4)   Date Filed:

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Dear Fellow Shareholder:

   Accompanying this letter are the Company's proxy statement and a WHITE proxy card relating to the upcoming 2000 Annual Meeting of Shareholders scheduled for March 7, 2000.

   You may also receive proxy materials from NBO, LLC soliciting your vote. We do not believe that it is in the best interest of the Company or its shareholders for you to vote in favor of NBO's proposals. The Company recommends that you ignore NBO's GOLD Proxy Card.

   We ask you to support your Board and management by returning the WHITE proxy card. Consider the following:

  . We have reduced our debt from approximately $141 million to $109 million.

  . We have reengineered our support structure by reducing the number of home office employees from approximately 220 to 70.

  . We have installed state of the art point of sale equipment in all of our full service restaurants.

  . We have been actively pursuing a long-term strategy designed to maximize the value of the Company for all of its shareholders. This strategy is working and the Company is positioned for moderate growth.

  .  This is not the right time to sell the Company.

  . We believe that NBO should not be trusted. It is a direct competitor of the Company acting in its own interest.

  .  NBO mischaracterizes your Board and management.

  . NBO admits that it has no formal analyses or reports as to whether shareholder value will be maximized as a result of its solicitation.

   We have attached a Position Statement explaining in detail why you should reject what we believe are reckless and self-serving proposals on the part of NBO and ignore NBO's GOLD proxy card. We urge you to support your Board and management and their long-term strategy by signing, dating and returning the accompanying WHITE proxy card, using the enclosed postage-paid envelope.

   We greatly appreciate your continued support.

                                      On Behalf of your Board of Directors,

                                      [LOGO]

                                      Daniel B. Fitzpatrick
                                      Chairman, President & CEO

February 4, 2000


  If you have any questions or need further assistance in voting your shares, please call:

                   Georgeson Shareholder Communications, Inc.
                          17 State Street, 10th Floor
                               New York, NY 10004

                         Call Toll Free (800) 223-2064

                       QUALITY DINING POSITION STATEMENT

   Accompanying this Position Statement are the Company's proxy materials relating to the upcoming 2000 Annual Meeting of Shareholders. It is crucial that you read these materials carefully and in their entirety because the matters to be addressed at the meeting will directly impact the future of the Company.

   You may also receive proxy materials from NBO, LLC soliciting your vote in favor of (i) the election of NBO's nominees to the Company's Board of Directors in opposition to the Board's nominees and (ii) a non-binding proposal recommending that the Board terminate the Company's Shareholder Rights Plan. For the reasons set forth in this Position Statement, we do not believe it is the best interest of the Company or its shareholders for you to vote in favor of either of these proposals and, accordingly, we urge you NOT to sign and return NBO's GOLD Proxy Card.


                  YOUR BOARD IS ACTIVELY PURSUING A LONG-TERM
                STRATEGY DESIGNED TO MAXIMIZE THE VALUE OF THE
                      COMPANY FOR ALL OF ITS SHAREHOLDERS


   The Board recognizes that the past few years have not been easy for the Company's shareholders. As we have acknowledged, the acquisition of the Bruegger's bagel business was a transaction that, in retrospect, did not work out as planned for the Company or its shareholders. After determining that this business could not be fixed in a manner that made sense for the Company's shareholders, we made the difficult decision to cut our losses and sell the business. However, as a result of these events, the Company was left with a weak stock price and high debt.

   Faced with this unpleasant reality, the Board implemented a long-term strategy to rebuild the Company and to maximize shareholder value by optimizing cash flow, aggressively reducing debt, improving our restaurant operations and disposing of underperforming assets, coupled with measured growth and a moderate stock repurchase program. Applying this strategy, the Company has made significant progress in getting itself back on its feet, even though this has been a very difficult period for the restaurant industry as a whole. We are now in a position to initiate moderate growth. Despite this progress, much work remains to be done and we respectfully ask for your patience and support.


                        THE BOARD'S STRATEGY IS WORKING


   Consider the progress the Company has made in a relatively short time:

  . We have reduced our debt from approximately $141 million to $109 million and replaced expensive short-term floating rate bank debt with a fixed rate mortgage facility and a bank credit facility.

  . We have reengineered our support structure by reducing the number of home office employees from approximately 220 to 70.

  . We have installed state of the art point of sale and information management systems in all of our full service restaurants, allowing us to analyze customer purchasing habits, operating trends and promotional results.

  . We have retained ownership of our valuable real estate, enabling us to participate in cost-saving incentive programs offered by our franchisors, rather than engaging in sale leaseback transactions that might improve our balance sheet in the near term but will not provide long-term benefits.

  . We have improved the consolidated cash flow margins (as a percentage of sales) of our Burger King and Chili's restaurants to a level which we believe are significantly better than those of our larger competitors.

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  .  We have bolstered the development pipeline for future expansion.

  . We have repurchased 562,500 shares of Company Common Stock at an aggregate purchase price of approximately $1.3 million.

  . We have made progress toward satisfactorily resolving the costly and distracting litigation arising out of the sale of the bagel business.

  . We have expanded the Board of Directors to seven members, five of whom are independent of management.

   In addition to these achievements, the Board is pleased that it has been able to retain its excellent management team despite a difficult and competitive market and to provide them with the proper incentives to support our long-term strategy. Take a close look at the experience and qualifications of some of the people who comprise the management of the Company:

  . Our President and CEO has over 25 years of experience in the restaurant business and with Burger King.

  . Our Chief Development Officer has over 25 years of experience in the restaurant business and with Burger King.

  . Our Senior Vice President of the Burger King Division has over 20 years of experience in the restaurant business and with Burger King.

  . Our Senior Vice President of Full Service Dining has over 20 years of experience in the restaurant business and with Burger King.

  . Our eight senior operations managers together have an average of 23 years of experience in the restaurant business.

   Not only does our management have significant experience, but it is dedicated to serving the interests of our shareholders, making personal financial sacrifices and remaining loyal during a trying period. The Board recognizes the need to keep its management team intact. High turnover is disastrous in the restaurant industry. Consequently, we have revamped the Company's incentive and bonus programs all the way through our management structure down to the store manager level.


                         THE COMPANY IS POSITIONED TO
                       BEGIN A PERIOD OF MODERATE GROWTH
                      FOR THE BENEFIT OF ALL SHAREHOLDERS


   The Board's strategy has enabled the Company to return to a position where it can take advantage of its intrinsic strengths and initiate moderate growth. We have now established a capital structure that supports our long-term strategic plan. In the first fiscal quarter of this year we opened two new Burger King restaurants and, in a few weeks, we will open one new full-service restaurant. We also plan to open one to three additional Burger King restaurants and one or two additional full-service restaurants later this year. In addition, the Company is making the improvements to operations and capital expenditures necessary to sustain its resurgence. We also plan to continue our stock repurchase program. The Board is committed to staying the course of its long-term strategy in order to give our shareholders the best chance to realize the greatest possible return on their investments. We believe that to deviate from this course now in order to obtain a mediocre cash payment--which no one can guarantee would even be available at this time--would be foolhardy!

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                THIS IS NOT THE RIGHT TIME TO SELL THE COMPANY


   Despite what NBO might tell you, the Board is not opposed to a sale of the Company--for the right price. BUT NOW IS NOT THE TIME TO SELL. Don't be misled by NBO's hollow promises; NBO cannot offer you one iota of proof that the Company can be sold for a premium to its market value at this time.

   No one will deny that the stock of the Company is undervalued. That is why we have been repurchasing shares. But the Board has not received one offer for the Company in the last three years, not even from NBO. It does not make sense to try to auction the Company, when no indications of interest exist and when the stock price is so low. Such a course of action is, we believe, unlikely to produce any premium for the shareholders.

   Even worse, we believe that an auction of the Company at this time will have a destabilizing effect on the Company's employees and franchisors. It would be devastating for the Company and its shareholders to conduct an unsuccessful auction. The slim possibility that an auction could produce a modest return for our shareholders can in no way outweigh the very real risk that a failed auction will reverse all the progress that the Company has made since we disposed of the bagel business.

   The only approach that makes sense is to follow the Board's strategy-- reduce debt, optimize cash flow, dispose of underperforming assets, retain experienced management and, as a result, grow the Company moderately and increase the returns for our shareholders. When the stock price has improved, the Board will have many more options to consider, including strategic acquisitions or combinations or a sale at a BETTER TIME.


 WE BELIEVE THAT NBO SHOULD NOT BE TRUSTED. ITS PROXY MATERIALS DO NOT PRESENT
          AN ACCURATE PICTURE OF THE COMPANY OR ITS MANAGEMENT TEAM.


                          NBO Mischaracterizes Itself

   NBO depicts itself as an unbiased, neutral shareholder only interested in maximizing the value of its fellow shareholders' investments. What NBO fails to fully and clearly disclose is that it is a DIRECT COMPETITOR of the Company. NBO operates Burger King franchises in the Detroit area, competing directly, and fiercely, with the Company for sites, customers and employees. Consider whether you want two directors from a direct competitor on your Board with the ability to receive confidential information about the Company.

   NBO also accuses the Company's management of being "family-dominated." The fact that NBO makes such a statement is ironic, especially considering that NBO is a limited liability company whose members are Mr. Jerome L. Schostak and his three sons, and that NBO is nominating two of the Schostak's to serve on the Company's Board! A vote for NBO's proposals could result in two members of the Schostak family serving on the Board, a result which NBO admits in its proxy materials could produce "conflicts of interest."

                       NBO Mischaracterizes its Motives

   NBO states that its goal is to maximize shareholder value by forcing management to effect a sale of the Company through an auction of the entire Company. It also states that "NBO (or one of its affiliates) would expect to be a bidder in any sales process."

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    WHY IS NBO INCITING A PROXY FIGHT INSTEADOF APPROACHING THE COMPANY AND
        ITSSHAREHOLDERS WITH A BONA FIDE OFFER AT AN ATTRACTIVE PRICE?


   We believe the answer is clear--NBO is trying to secure a bargain for itself at the expense of its fellow shareholders. We can see no other explanation for its actions. We believe that NBO is seeking to deprive the shareholders of an opportunity to share in the value that will be realized from the turnaround in the Company's business. If NBO wants to purchase the Company, fairness and honesty require NBO to disclose its motives to its fellow shareholders. It should either publicly disclose the price that it would be willing to pay for the Company and explain how it would finance such a transaction, or admit that it is not really prepared to be a bidder with an attractive offer.

     NBO Mischaracterizes its Past Contacts with the Board and Management

   NBO claims that the Company's Board and management have dismissed its requests to meet and give serious consideration to a business combination or a merger transaction either with NBO or a third party. This statement is simply not true. NBO (or any other third party for that matter) has never approached the Company with a bona fide proposal to effect any sort of sale or other business combination type transaction. During the Company's two meetings with NBO, NBO did not make a proposal for a business combination--it only requested confidential, non-public information concerning the Company and suggested that management cooperate with it to structure a going private transaction that would, in effect, deprive shareholders of their opportunity to share in the benefits of our turnaround. Your Board and management were obviously very reluctant to share confidential information with a direct competitor, and we have absolutely no interest in pursuing a transaction that does not benefit all shareholders tangibly and equally.

                        NBO Mischaracterizes Management

   NBO claims that the Company focuses only on the "personal welfare of its family-dominated management." What NBO fails to mention is that the Company's CEO, Daniel B. Fitzpatrick, has not received a pay raise or a bonus in the past three years. Nor does NBO disclose the fact that the salaries and bonuses of three of the Company's other executive officers, including Mr. Fitzpatrick's two brothers, James K. Fitzpatrick and Gerald O. Fitzpatrick, declined from 1998 to 1999. In addition, we believe that any related party contracts are at least as favorable, and in some instances more favorable, to the Company than could be obtained from unrelated third parties.

   NBO also discusses various compensation arrangements entered into between the Company and certain of the Company's officers, and states "[d]id the Company's shareholders realize any value from these new agreements? We are of the firm belief that you did not". The insinuation that the Company did not and will not receive anything of value in exchange is preposterous. In fact, as we describe in greater detail in the accompanying proxy materials, our present compensation was developed under the guidance of an independent professional consultant. After reading the consultant's report, our Compensation Committee, which consists of independent directors, concluded that the Company's long-term compensation program was neither effective nor competitive. Obviously, we expect these individuals to continue to perform valuable services for the Company. Moreover, the Company has received non-compete agreements from its senior officers, an effective tool to protect the Company and its shareholders in the long run.

                  NBO Mischaracterizes the Board of Directors

   NBO suggests that your Board of Directors is not independent. This could not be further from the truth. Five out of the seven current members of the Board are nonmanagement directors without any employment relationship with the Company, including Bruce M. Jacobson, who was recently appointed to fill a Board vacancy

                                       5
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created when a former Company executive resigned from the Board. Moreover, the
Board's new nominee, Philip J. Faccenda, is also not affiliated with Company. If Mr. Faccenda is elected to the Board at the upcoming annual meeting, the Board would continue to be comprised of five outside Directors.

   If on the other hand, NBO's nominees are elected, as NBO admits, "conflicts of interest could arise."

               NBO Mischaracterizes the Shareholder Rights Plan

   NBO claims that the Shareholder Rights Plan is an "unwanted barrier to a sale of the Company." This assertion completely distorts the purpose and effect of the Plan. The Shareholder Rights Plan does not preclude any third party, including NBO, from making a proposal to the Board or the shareholders to purchase the Company, nor does it impede any effort to replace the Board of Directors or propose and elect alternative nominees for the class of directors to be elected each year.

   The Shareholder Rights Plan is designed to discourage attempts to acquire control of the Company that are not in the best interests of all the shareholders of the Company. As is typical, the Shareholder Rights Plan only prevents the accumulation of shares of the Company's Common Stock beyond the 15% threshold without Board approval. The Shareholder Rights Plan is designed to prohibit the exact conduct that NBO is displaying. It seems to us that NBO's proposal to terminate the Shareholder Rights Plan could simply be a self-serving maneuver designed to facilitate its accumulation of additional shares of the Common Stock of the Company at current market prices rather than at the premium which NBO claims should be available to all shareholders.

         NBO Mischaracterizes the Effect of an Auction on Share Value

   NBO attempts to induce you to vote in favor of its proposals by promising a full-fledged auction of the Company that will produce a "significant premium" for shareholders. However, NBO has never presented any evidence that a bidding competition will arise if its proposals are approved. In fact, NBO admits that it "cannot assure you that [it] will succeed in causing an auction of the Company" nor does it have "any formal analyses or reports as to whether shareholder value will be maximized as a result of its solicitation." Furthermore, NBO does not indicate whether NBO is aware of any expressions of interest from third parties who may want to acquire the Company.

   NBO has also indicated that it will be a bidder if an auction can be arranged. What if no other bidders emerge--will NBO still be a bidder? More important, NBO should state the price it would be willing to pay for the Company and how it would obtain the financing for an acquisition. This is vital given that NBO has presented no evidence of its ability to structure and finance a transaction and every action NBO has taken, and failed to take, indicates that NBO is not a viable bidder. We suspect that NBO understands that this is not the right time to conduct a successful auction of the Company, and that NBO would like an opportunity to try to get control of the Company "on the cheap". Shareholders can stop this effort in its tracks by voting against NBO's proposals at the annual meeting.

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                                   IMPORTANT

 1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by NBO.

 2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" the Board of Directors' nominees, "AGAINST" the Rights Agreement Proposal and "FOR" approval of PricewaterhouseCoopers LLP as accountants.

 3. If you have any questions or need assistance in voting your shares, please call toll free:

                          17 State Street, 10th Floor
                               New York, NY 10004

                         Call Toll Free (800) 223-2064


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